Exhibit 23-b
                      Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") for the registration of $12,501,044,143 of Debt Securities, Warrants, Preferred Stock, Purchase Contracts, and Units of the Company and to the incorporation by reference therein of our report with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. dated May 27, 1997 included in the Company's Form 10-K for the fiscal year ended November 30, 1997, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP
                                        ------------------------
                                            ERNST & YOUNG LLP

New York, New York
March 9, 1998